Exhibit 3.108

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

1.             The name of the limited liability company is Layer3 TV, LLC.

2.             The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the registered agent at such address is Corporation Service Company.

3.             This Certificate of Formation is effective as of December 31, 2020.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on 12/18/2020 1 8:12 AM PST.

By	/s/ Katie True-Awtry
Katie True-Awtry, Assistant Secretary

Certificate of Formation

Layer3 TV, LLC